Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in (i) Registration Statement No. 333-211321 on Form S-8 of Turning Point Brands, Inc. (ii) Registration Statement No. 333-255758 on Form S-8 of Turning Point Brands, Inc. and (iii) Registration Statement No. 333-240310 on Form S-3 of Turning Point Brands, Inc. of our report dated February 19, 2021, except for the effects of the changes described in the paragraphs under the caption “Change in Accounting Principles” in Note 2, as to which the date is May 5, 2021, relating to our audit of the consolidated financial statements of Turning Point Brands, Inc. and its subsidiaries which appears in this Current Report on Form 8-K of Turning Point Brands, dated May 5, 2021.

/s/ RSM US LLP

Greensboro, North Carolina
May 5, 2021